Exhibit 99.B(h)(6)

AMENDMENT TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 23day of September_, 2014 by and among PNC FUNDS (the “Fund”), PNC CAPITAL ADVISORS, LLC (“PNC Capital”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”).

BACKGROUND:

A.                                    The Fund and BNY Mellon entered into a Co-Administration and Accounting Services Agreement dated as of June 30, 2010, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain administration and accounting services to the Fund.

B.                                    The parties desire to amend the Agreement as set forth in more detail below.

TERMS:

The parties hereby agree to amend the Agreement as follows:

1.                                      Section 12 of the Agreement shall be amended as follows:

the following shall be removed from Section 12 as sub-section (xvii):

“(xvii)              Perform daily cash allocations for each Portfolio that invests entirely or principally in other pooled investment vehicles (a “Fund-of Fund”) as directed by PNC Capital (The term “pooled investment vehicles” as used herein shall have the meaning set forth at Exhibit F.); and”

2.                                      Section 17 of the Agreement shall be amended as follows:

the following shall be removed from Section 17 as sub-section (vii):

“(vii)                     Review and approve daily cash allocations for each Portfolio that operates as a Fund-of-Fund and direct BNY Mellon to transmit such allocations in accordance with PNC Capital’s instructions.”

3.                                      Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

4.                                      The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

5.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.                                      This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/Karen S. Vavra

Name:	Karen S. Vavra

Title:	Managing Director

PNC CAPITAL ADVISORS, LLC

By:	/s/ Mark G. McGlone

Name:	Mark G. McGlone

Title:	President & CIO

PNC FUNDS

By:	/s/ Jennifer E. Spratley

Name:	Jennifer E. Spratley

Title:	President